CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.001 per share	937,500	$48.00	$45,000,000	$6,138.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

PROSPECTUS SUPPLEMENT	As Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated October 19, 2012)	Registration No. 333-174852

W. P. CAREY INC.

937,500 shares

Common Stock

This prospectus supplement relates to the offer and sale of 937,500 shares of common stock, par value $0.001 per share, or “Common Stock”, of W. P. Carey Inc., a Maryland corporation, or “we”, “our”, “us” or the “Company”, to a third party institutional investor. The shares offered by this prospectus supplement will be offered and sold to the institutional investor in a privately negotiated transaction at a purchase price of $48.00 per share. We estimate that the net proceeds to us from the sale of these shares will be approximately $45 million.

Shares of our Common Stock are listed on the New York Stock Exchange, or “NYSE”, under the symbol “WPC.” The last reported sale price of our shares of Common Stock on the NYSE on October 17, 2012 was $51.45 per share.

We expect to deliver the shares to the institutional investor on or about October 19, 2012.

There are restrictions on ownership of our shares of Common Stock intended to preserve our qualification as a REIT. See “Description of Securities— Restrictions on Ownership and Transfer” in the accompanying prospectus incorporated by reference in this prospectus supplement.

Investing in our securities involves risk. See “Risk Factors” on page S-6 of this prospectus supplement. You should carefully consider these risk factors and other risks before deciding to purchase any shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 19, 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

To the extent any inconsistency or conflict exists between (i) the information included in or incorporated by reference into this prospectus supplement, and (ii) the information included in or incorporated by reference into the accompanying prospectus, the information included in or incorporated by reference into this prospectus supplement updates and supersedes the information included in or incorporated by reference into the accompanying prospectus. In addition, any statement in a filing that we make with the Securities and Exchange Commission, or the “SEC” that adds to, updates or changes information contained in an earlier filing that we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as any free writing prospectus prepared by or on behalf of us is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD LOOKING STATEMENTS

All statements included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. This prospectus supplement and the accompanying prospectus contain forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business or others on our behalf, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “would,” “target,” “project,” “forecast,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “will,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements. A number of factors could cause our actual results, performance or achievement to differ materially from those anticipated.

Among those risks, trends and uncertainties are the risks associated with the REIT Conversion and the Merger (as each such term is hereinafter defined); general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact us, reference is made to the filings of W. P. Carey Inc. and its predecessor, W.P. Carey & Co. LLC, with the SEC. Readers are cautioned not to place undue reliance on these forward looking statements. Except as required under the Federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward looking statements after the distribution of this prospectus supplement and the accompanying prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” and “Incorporation by Reference” below.

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our Common Stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Where You Can Find More Information” and the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

We are the successor issuer to W. P. Carey & Co. LLC, a Delaware limited liability company (the “Predecessor Registrant”), following the merger on September 28, 2012 of the Predecessor Registrant (the “W. P. Carey Merger”) with and into W. P. Carey Inc., a Maryland corporation, or the “Registrant”, with the Registrant as the surviving corporation. In connection with the W. P. Carey Merger, the Registrant converted into a real estate investment trust (“REIT”) through a series of reorganizations and transactions, including, among other things (i) the W. P. Carey Merger, (ii) certain mergers of subsidiaries of the Predecessor Registrant with and into subsidiaries of the Registrant, and (iii) the election by the Registrant to be treated as a REIT for federal income tax purposes (collectively, the “REIT Conversion”). Additionally, on September 28, 2012, Corporate Property Associates 15 Incorporated, a publicly held, non-traded REIT affiliate of the Predecessor Registrant (“CPA®:15”), merged (the “Merger,” and together with the REIT Conversion, the “Transactions”) with a subsidiary of the Registrant, with CPA®:15 surviving as an indirect wholly-owned subsidiary of the Registrant. All references to “we,” “us,” “our,” the “Company” and “Registrant” refer to W. P. Carey Inc., a Maryland corporation, its subsidiaries and its predecessor, the Predecessor Registrant., except where it is made clear that the term applies only to the Registrant or the Predecessor Registrant. The term “you” refers to prospective investors.

THE COMPANY

We are a publicly traded REIT (NYSE: WPC) that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and manages an investment portfolio of approximately $12.7 billion. We are the successor to the Predecessor Registrant, which had its origins in 1973. We invest primarily in commercial properties domestically and internationally that are generally triple-net leased to single corporate tenants, which requires each tenant to pay substantially all of the costs associated with operating and maintaining the property. We also earn revenue as the advisor to publicly-owned, non-listed REITs, which are sponsored by us under the Corporate Property Associates brand name (the “CPA® REITs”) and invest in similar properties. We are currently the advisor to the following CPA® REITs: Corporate Property Associates 16 - Global Incorporated (“CPA®:16 – Global”) and Corporate Property Associates 17 - Global Incorporated. We were the advisor to Corporate Property Associates 14 Incorporated until its merger with a subsidiary of CPA®:16 – Global on May 2, 2011 and to CPA®:15 until the Merger. We are also the advisor to Carey Watermark Investors Incorporated, a publicly-owned, non-listed REIT that acquires interests in lodging and lodging-related properties. Most of our properties were either acquired as a result of our consolidation with certain affiliated Corporate Property Associates limited partnerships or subsequently acquired from other CPA® REIT programs in connection with the provision of liquidity to shareholders of those CPA® REITs. Our principal focus on our owned real estate portfolio in recent years has therefore been on enhancing the value of our existing properties.

We were formed as a wholly-owned subsidiary of the Predecessor Registrant and incorporated in Maryland as W. P. Carey REIT, Inc. on February 15, 2012 (our name was subsequently changed to W. P. Carey Inc.). Prior to the Transactions, we did not conduct any business other than that incident to the REIT Conversion. Following completion of the Transactions, we succeeded to and continue the businesses of the Predecessor Registrant and CPA®:15.

We expect to be taxed as a REIT for federal income tax purposes beginning with our 2012 taxable year (we expect the REIT election to be effective from February 15, 2012, the date of our incorporation). As a REIT, we generally will not be subject to federal corporate income taxes on that portion of our capital gain and ordinary income from our REIT operations that is distributed to our stockholders. This treatment is expected to substantially eliminate the federal “double taxation” on earnings from REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from an investment in a regular “C” corporation. However, our non-REIT operations, which consist primarily of our investment management business, would continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those operations are located. We will also own real estate in certain foreign jurisdictions and such assets will be subject to tax in these jurisdictions.

Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020, and our telephone number is (212) 492-1100. Our public website is www.wpcarey.com. On our website, investors can find press releases, financial filings and other information about us. The SEC website, www.sec.gov, also offers access to reports and documents we have electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC’s website is not intended to be a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Shares of Common Stock we are offering	937,500

Use of Proceeds	We estimate that the net proceeds to us from the sale of the shares of Common Stock will be approximately $45 million. We intend to use the net proceeds from the sale of the shares of Common Stock for general corporate purposes.

Distributions	Distributions may be authorized by our board of directors in respect of our outstanding shares of stock and may be paid in cash, property or shares, subject to the provisions of Maryland law and our charter.

Limits on Ownership and Transfer of Shares	The limitations on ownership and transfer of shares of our stock contained in our charter are summarized in the discussion under the heading “Description of Securities— Restrictions on Ownership and Transfer” in the accompanying prospectus incorporated by reference into this prospectus supplement. The shares of Common Stock issued to the institutional investor are subject to a lock-up agreement pursuant to which there are some limitations on the ability of the institutional investor to transfer these shares for 30 days after issuance.

Tax Consequences	The U. S. federal income tax consequences of owning and disposing of shares of our Common Stock are summarized under the heading “Federal Income Tax Consequences” in the accompanying prospectus.

Settlement Date	On or about October 19, 2012

Risk Factors	Investing in our Common Stock involves a high degree of risk and the purchaser of our shares of Common Stock may lose their entire investment. See “Risk Factors” beginning on page S-6 and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risk factors you should carefully consider before deciding to investment in our Common Stock.

New York Stock Exchange Symbol	WPC

RISK FACTORS

Investing in shares of our Common Stock involves risk. Please see the risk factors described below and those described in the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as supplemented by the “Item 1A. Risk Factors” and “Updated Risk Factors Related to the REIT Conversion and the Merger” contained in Exhibits 99.1 and 99.7, respectively, to our Current Report on Form 8-K filed with the Commission on October 19, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase shares of our Common Stock. These risks and uncertainties are not the only ones facing us, and there may be additional matters that we are unaware of or that we currently consider immaterial. Any of these risks and uncertainties could adversely affect our business, financial condition, results of operations, liquidity or prospects and, thus, the value of an investment in shares of our Common Stock.

Risks Relating to Our Common Stock and this Offering

The price of our Common Stock may fluctuate and you could lose all or a significant part of your investment.

Volatility in the market price of our Common Stock may prevent you from being able to sell your shares at or above the price you paid. The market price of our Common Stock may also be influenced by many factors, some of which are beyond our control, including:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	war, terrorist acts and epidemic disease;

•	future sales of our Common Stock or securities linked to our Common Stock;

•	investor perceptions of us and the commercial real estate industry; and

•	the failure of securities analysts to cover our Common Stock, or to the extent covered, changes in financial estimates by analysts or a downgrade of our stock or sector by analysts.

In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our Common Stock, regardless of our operating performance.

Future sales of Common Stock by our existing or future stockholders may cause our stock price to fall.

The market price of our Common Stock could decline as a result of sales by our existing and future stockholders, or the perception that such sales could occur, which might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Our share price could decline as a result of this offering or if a large number of shares of our Common Stock or equity-related securities are sold in the future.

Sales of a substantial number of shares of our Common Stock could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. This offering and any such future sales or issuances could dilute the ownership interests of stockholders, and we cannot predict the effect that this offering or future sales or issuances of our Common Stock or other equity-related securities would have on the market price of our Common Stock nor can we predict our future needs to fund our operations or balance sheet with future equity issuances.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of Common Stock offered pursuant to this prospectus supplement will be approximately $45 million. We intend to use the net proceeds from the sale of the shares of Common Stock for general corporate purposes.

PLAN OF DISTRIBUTION

We are selling the shares of Common Stock offered by this prospectus supplement directly to a third party institutional investor in a privately negotiated transaction in which no party is acting as an underwriter. Subject to the terms of a purchase agreement dated the date of this prospectus supplement, the institutional investor has agreed to purchase and we have agreed to sell 937,500 shares of Common Stock at a purchase price of $48.00 per share. We determined the per share offering price through arms-length negotiations with the institutional investor. We expect to deliver the shares of Common Stock to the institutional investor on or about October 19, 2012. No discounts, commissions, concessions or other compensation has been paid or will be paid to any underwriter, broker, dealer or agent in connection with this offering. We estimate that the net proceeds to us from the sale of the shares of Common Stock offered pursuant to this prospectus supplement will be approximately $45 million.

VALIDITY OF SECURITIES

DLA Piper LLP (US) will pass upon certain legal matters relating to the issuance and sale of the securities on behalf of W. P. Carey Inc.

EXPERTS

The financial statements and financial statement schedule of W. P. Carey & Co. LLC incorporated in this Prospectus by reference to W.P. Carey Inc.’s Current Report on Form 8-K dated October 19, 2012 and management’s assessment of effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of W. P. Carey & Co. LLC for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of CPA®:15 incorporated in this Prospectus by reference to W. P. Carey Inc.’s Current Report on Form 8-K dated October 19, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and financial statement schedules of CPA®:16 – Global incorporated in this Prospectus, which are incorporated by reference in W.P. Carey & Co. LLC’s Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file, and the Predecessor Registrant filed, annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. All our filings with the SEC, and any amendments to such filings, are available for free on our website, www.wpcarey.com, as soon as reasonably practicable after they are filed or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC website is not incorporated by reference into this prospectus supplement and the accompanying prospectus and you should not consider it a part of this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012 noting that the financial statements of W. P. Carey & Co. LLC have been superseded by, and are also incorporated by reference in, the financial statements included in the Registrant’s Current Report on Form 8-K filed on October 19, 2012;

•	The Registrant’s Current Report on Form 8-K filed on October 19, 2012;

•	The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012, filed on May 8, 2012 and Form 10-Q for the period ended June 30, 2012, filed on August 7, 2012;

•

The Predecessor Registrant’s Current Reports on Form 8-K (or amendments thereto) filed on January 4, 2012, January 9, 2012, February 21, 2012, February 24, 2012, February 28, 2012, February 29, 2012, March 1, 2012, March 2, 2012, March 20, 2012, March 29, 2012, May 7, 2012, May 8, 2012, June 27, 2012, July 18, 2012, July 24, 2012, August 6, 2012, August 7, 2012, August 17, 2012, September 14, 2012, September 18, 2012, September 19, 2012, and September 25, 2012;

•

The Registrant’s Current Report on Form 8-K filed on October 4, 2012 (which, among other matters, registers the shares of Common Stock under Section 12(b) of the Exchange Act), and the Registrant’s Current Report on Form 8-K filed on October 10, 2012;

•

The Predecessor Registrant’s Proxy Statements on Schedule 14A filed on April 30, 2012 (relating to the annual meeting) and on August 2, 2012 (relating to, among other things, the REIT Conversion and the Merger); and

•

The descriptions of our Common Stock contained in our registration statement on Form 8-A filed on September 25, 2012, including any amendment or report filed for the purpose of updating that description.

•	CPA®: 15’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012, filed on May 11, 2012 and Form 10-Q for the period ended June 30, 2012, filed on August 10, 2012.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and the accompanying prospectus and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

W. P. Carey Inc.

Attention: Investor Relations

50 Rockefeller Plaza

New York, New York 10020

Tel: 212-492-1100

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS

W. P. CAREY INC.

Senior Notes

Subordinated Notes

Common Stock

Preferred Stock

Debt Warrants

Equity Warrants

Units

Purchase Contracts

W. P. Carey Inc. intends to offer and sell, from time to time, in one or more series or classes, the securities described in this prospectus. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

We may offer and sell the securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any commissions or discounts.

Shares of our common stock, par value $0.001 per share (“Common Stock”), are listed on the New York Stock Exchange, or NYSE, under the symbol “WPC.”

Investing in our securities involves risk. See “Risk Factors” on page 5 of this prospectus. The prospectus supplement relating to a particular offering of securities may discuss certain risks of investing in those securities. You should carefully consider these risk factors and risks before deciding to purchase any securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is October 19, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

We refer to W. P. Carey & Co. LLC, a Delaware limited liability company as the “Predecessor Registrant” and W. P. Carey Inc., a Maryland corporation, as the “Registrant”. Unless otherwise indicated, references to “we,” “us,” “our,” the “Company” and “W. P. Carey Inc.” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

EXPLANATORY NOTES

On September 28, 2012, as part of a plan to reorganize the business operations of the Predecessor Registrant in order to qualify as a real estate investment trust (“REIT”) for U. S. federal income tax purposes, the Predecessor Registrant merged (the “W. P. Carey Merger”) with and into the Registrant, with the Registrant as the surviving corporation, succeeding to and continuing to operate the existing business of the Predecessor Registrant. The conversion of the Predecessor Registrant into a REIT was implemented through a series of reorganizations and transactions, including, among other things (i) the W. P. Carey Merger, (ii) certain mergers of subsidiaries of the Predecessor Registrant with and into subsidiaries of the Registrant, and (iii) the election by the Registrant to be treated as a REIT for federal income tax purposes (collectively, the “REIT Conversion”).

Additionally, on September 28, 2012, Corporate Property Associates 15 Incorporated, a publicly held, non-traded REIT affiliate of the Predecessor Registrant (“CPA®:15”), merged (the “Merger,” and together with the REIT Conversion, the “Transactions”) with a subsidiary of the Registrant, with CPA®:15 surviving as an indirect wholly-owned subsidiary of the Registrant. The REIT Conversion and the Merger were approved by the requisite vote of shareholders of the Predecessor Registrant at a special meeting held on September 13, 2012. The Merger was approved by the requisite vote of the stockholders of CPA®:15 at a special meeting also held on September 13, 2012. At the effective time of the W. P. Carey Merger, each outstanding listed share of the Predecessor Registrant, no par value per share (the “Listed Shares”), was converted into the right to receive an equal number of shares of Common Stock. As a result of the consummation of the Transactions, the Registrant succeeded to all of the businesses, assets and liabilities of each of the Predecessor Registrant and CPA®:15, and owns all the assets previously held by, and carries on the business of each of, the Predecessor Registrant and CPA®:15.

The shares of Common Stock issued in the Transactions were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-180328) (the “Form S-4”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on July 30, 2012. Shares of Common Stock trade on the New York Stock Exchange (“NYSE”) under the same symbol, “WPC” – the same exchange and symbol as the Listed Shares of the Predecessor Registrant prior to the W. P. Carey Merger. Pursuant to Rule 12g-3(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Registrant is deemed to be the successor issuer to the Predecessor Registrant. The Common Stock is registered under Section 12(b) of the Exchange Act pursuant to the Form 8-A filed by the Registrant on September 25, 2012.

This Post-Effective Amendment No. 1 pertains to the adoption by the Registrant of the Predecessor Registrant’s Registration Statement on Form S-3 (File No. 333-174852). This Post-Effective Amendment No. 1 is being filed by the Registrant pursuant to Rule 414 under the Securities Act as the successor issuer to the Predecessor Registrant following the consummation of the W. P. Carey Merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act, using a “shelf” registration process. Under this shelf process, we may periodically sell senior notes, subordinated notes, shares of Common Stock, preferred stock, debt warrants, equity warrants, units and purchase contracts. This prospectus only provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information, including information about us contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement as well as any free writing prospectus prepared by or on behalf of us, together with the additional documents referred to in the heading “Where You Can Find More Information; Incorporation by Reference.”

FORWARD LOOKING STATEMENTS

All statements included or incorporated by reference into this prospectus and any accompanying prospectus supplement, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. This prospectus and any accompanying prospectus contain forward looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our business or others on our behalf, our beliefs and our management’s assumptions. In addition, we, or others on our behalf, may make forward looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” or “continue,” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated.

Among those risks, trends and uncertainties are the risks associated with the REIT Conversion and the Merger; general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact us, reference is made to the Registrant’s and the Predecessor Registrant’s filings with the Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the Commission, we do not have any intention or obligation to update publicly any forward looking statements after the distribution of this prospectus and any accompanying prospectus supplement, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the Commission. You may obtain copies of these documents as described under “Where You Can Find More Information; Incorporation by Reference” below.

WHERE YOU CAN FIND MORE INFORMATION

We file, and the Predecessor Registrant filed, annual, quarterly and current reports, proxy statements and other information with the Commission. Our filings with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov. You may also read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. All our filings with the Commission, and any amendments to such filings, are available for free on our website, www.wpcarey.com, as soon as reasonably practicable after they are filed or furnished to the Commission. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the Commission’s website is not incorporated by reference in this prospectus and any accompanying prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

This prospectus and any accompanying prospectus supplement incorporate important business and financial information about us that is not included in or delivered with this prospectus and any accompanying prospectus supplement. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information in this prospectus and any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the Commission:

•

The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012 noting that the financial statements of W. P. Carey & Co. LLC have been superseded by, and are also incorporated by reference in, the financial statements included in the Registrant’s Current Report on Form 8-K filed on October 19, 2012;

•	The Registrant’s Current Report on Form 8-K filed on October 19, 2012;

•	The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012, filed on May 8, 2012 and Form 10-Q for the period ended June 30, 2012, filed on August 7, 2012;

•

The Predecessor Registrant’s Current Reports on Form 8-K (or amendments thereto) filed on January 4, 2012, January 9, 2012, February 21, 2012, February 24, 2012, February 28, 2012, February 29, 2012, March 1, 2012, March 2, 2012, March 20, 2012, March 29, 2012, May 7, 2012, May 8, 2012, June 27, 2012, July 18, 2012, July 24, 2012, August 6, 2012, August 7, 2012, August 17, 2012, September 14, 2012, September 18, 2012, September 19, 2012, and September 25, 2012;

•

The Registrant’s Current Report on Form 8-K filed on October 4, 2012 (which, among other matters, registers the shares of Common Stock under Section 12(b) of the Exchange Act), and the Registrant’s Current Report on Form 8-K filed on October 10, 2012;

•

The Predecessor Registrant’s Proxy Statements on Schedule 14A filed on April 30, 2012 (relating to the annual meeting) and on August 2, 2012 (relating to, among other things, the REIT Conversion and the Merger); and

•

The descriptions of our Common Stock contained in our registration statement on Form 8-A filed on September 25, 2012, including any amendment or report filed for the purpose of updating that description.

•	CPA®:15’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012, filed on May 11, 2012 and Form 10-Q for the period ended June 30, 2012, filed on August 10, 2012.

We are also incorporating by reference additional documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and prior to the termination of the offering of securities hereby. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement, at no cost, by writing or telephoning us at the following address and telephone number:

W. P. Carey Inc.

Attention: Investor Relations

50 Rockefeller Plaza

New York, New York 10020

Tel: 212-492-1100

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

We are a publicly traded REIT (NYSE: WPC) that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and manages an investment portfolio of approximately $12.7 billion. We are the successor to W. P. Carey & Co. LLC, which had its origins in 1973. We invest primarily in commercial properties domestically and internationally that are generally triple-net leased to single corporate tenants, which requires each tenant to pay substantially all of the costs associated with operating and maintaining the property. We also earn revenue as the advisor to publicly-owned, non-listed REITs, which are sponsored by us under the Corporate Property Associates brand name (the “CPA® REITs”) and invest in similar properties. We are currently the advisor to the following CPA® REITs: Corporate Property Associates 16 - Global Incorporated (“CPA®:16 – Global”) and Corporate Property Associates 17 - Global Incorporated. We were the advisor to Corporate Property Associates 14 Incorporated until its merger with a subsidiary of CPA®:16 – Global on May 2, 2011 and to CPA®:15 until the Merger. We are also the advisor to Carey Watermark Investors Incorporated, a publicly-owned, non listed REIT that acquires interests in lodging and lodging-related properties. Most of our properties were either acquired as a result of our consolidation with certain affiliated Corporate Property Associates limited partnerships or subsequently acquired from other CPA® REIT programs in connection with the provision of liquidity to shareholders of those CPA® REITs, such as the Merger. Our principal focus on our owned real estate portfolio in recent years has therefore been on enhancing the value of our existing properties.

We were formed as a wholly-owned subsidiary of the Predecessor Registrant and incorporated in Maryland as W. P. Carey REIT, Inc. on February 15, 2012 (our name was subsequently changed to W. P. Carey Inc.). Prior to the Transactions, we did not conduct any business other than that incident to the REIT Conversion. Following completion of the Transactions, we succeeded to and continue the businesses of the Predecessor Registrant and CPA®:15.

We expect to be taxed as a REIT for federal income tax purposes, beginning with our 2012 taxable year (we expect the REIT election to be effective from February 15, 2012, the date of our incorporation). As a REIT, we generally will not be subject to federal corporate income taxes on that portion of its capital gain and ordinary income from our REIT operations that is distributed to our stockholders. This treatment is expected to substantially eliminate the federal “double taxation” on earnings from REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from an investment in a regular “C” corporation. However, our non-REIT operations, which consist primarily of our investment management business, would continue to be subject, as applicable, to federal and state corporate income taxes and to foreign taxes in the jurisdictions in which those operations are located. We will also own real estate in certain foreign jurisdictions and such assets will be subject to tax in these jurisdictions.

Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020, and our telephone number is (212) 492-1100. Our public website is www.wpcarey.com. On our website, investors can find press releases, financial filings and other information about us. The Commission website, www.sec.gov, also offers access to reports and documents we have electronically filed with or furnished to the Commission. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the Commission’s website is not intended to be a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to (i) the Predecessor Registrant’s filings with the Commission that are incorporated by reference into this prospectus and (ii) our filings with the Commission, including any Current Report on Form 8-K that we file after the date of this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward Looking Statements.”

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus for general corporate purposes. When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

We present below our ratio of earnings to fixed charges. For these ratios, “earnings” is computed by adding income before income taxes and fixed charges (excluding capitalized interest), excluding our share of income/losses in equity method. Fixed charges consist of (i) interest expense, which includes amortized premiums, discounts and capitalized expenses related to indebtedness and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense. Fixed charges exclude any interest related to unrecognized tax benefits, which is included in the provision for income taxes in our Consolidated Statements of Income.

	Six Months Ended June 30,	Years Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	2.29	7.46	6.68	7.88	5.89	6.46

For the periods indicated above, and as of the date of this prospectus, we have no outstanding preferred stock, as described below, with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

DESCRIPTIONS OF SECURITIES

The following is a summary of select provisions of our capital stock, as well as other certain provisions of our Articles of Amendment and Restatement (“Charter”) and Amended and Restated Bylaws (the “Bylaws”). The descriptions set forth below are qualified in their entirety by reference to the relevant provisions of the Charter and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Charter provides that we have authority to issue 500,000,000 shares of stock, $0.001 par value per share, consisting of 450,000,000 shares of Common Stock, and 50,000,000 shares of preferred stock. A majority of our entire board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of our capital stock or the number of shares of our stock of any class or series that we have authority to issue.

Common Stock

Subject to the rights of any other class or series of stock and to the provisions of our Charter restricting the transfer and ownership of shares of our stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including one vote for each director to be elected in the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our Common Stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

In accordance with Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter requires the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter to approve such matters, except that any amendment to the sections of the charter concerning the removal of directors, restrictions on transfer and ownership of shares and the voting requirements for the amendment of such provisions must be approved by the board of directors and by the affirmative vote of stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter.

Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without stockholder approval provided (i) the charter of the successor is not amended other than in certain minor respects, and (ii) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the stockholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, including where a substantial number of operating assets are held by the subsidiary, as in our situation, our subsidiaries may be able to merge or sell all or substantially all of their assets without a vote of our stockholders.

Holders of shares of Common Stock are entitled to receive distributions paid ratably on the Common Stock if and when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision has been made for all of our known debts and liabilities. These rights are subject to the preferential rights in respect of distributions or upon liquidation, dissolution or winding up of any other class or series of our stock that we may subsequently classify or reclassify and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.

Holders of our shares of stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights or preemptive rights to subscribe for any of our securities, except as may be provided under the terms of any class or series of stock that we may subsequently classify or reclassify. Subject to the restrictions on transfer and ownership of stock contained in our Charter and the rights of any other class or series of stock that we may subsequently classify or reclassify, each share of Common Stock has equal distribution, liquidation and other rights.

Preferred Stock; Power to Reclassify Shares of Our Stock

Our Charter authorizes our board of directors to classify any unissued shares of Common Stock or preferred stock and to reclassify any previously classified, but unissued, shares of Common Stock or preferred stock into one or more classes or series of stock. Prior to issuance of shares of any class or series of stock, our board of directors is required by Maryland law and our Charter to fix, subject to the restrictions on transfer and ownership contained in our Charter, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. Therefore, our board of directors could authorize the issuance of shares of Common Stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for you or otherwise be in your best interests.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors has the power to amend our Charter from time to time (i) to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, (ii) to issue additional shares of Common Stock or preferred stock and (iii) to classify unissued shares of our Common Stock or preferred stock or to reclassify any previously classified, but unissued, shares of Common Stock or preferred stock, into other classes or series of stock and thereafter to issue the classified or reclassified shares of stock. We believe this ability provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series of stock, as well as our Common Stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which our securities may be listed or the terms of any classes or series of stock that we may subsequently classify or reclassify.

Restrictions on Ownership and Transfer

Our Charter provides that our board of directors may decide whether it is in the best interests of our company to qualify and maintain status as a REIT under the Internal Revenue Code (the “Code”). In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year. Neither the requirement to be held by 100 or more persons, or the provision disallowing ownership by five or fewer individuals apply to the first taxable year of a REIT.

To help us to qualify as a REIT, among other purposes, our Charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. Our Charter provides that generally no person may own beneficially, or be deemed to own by virtue of the attribution provisions of the Code, either (i) more than 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of our stock, excluding any outstanding shares of our stock not treated as outstanding for federal income tax purposes or (ii) more than 7.9% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of our Common Stock excluding any outstanding shares of our Common Stock not treated as outstanding for federal income tax purposes.

Our Charter also prohibits any person from (i) beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code, (i) transferring shares of our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons, (ii) beneficially or constructively owning shares of our stock that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us), (iv) beneficially or constructively owning shares of our stock that would cause any independent contractor to not be treated as such under Section 856(d)(3) of the Code, or (v) beneficially or constructively owning shares of stock which will otherwise cause us to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, and any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust (as described below), will be required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the above ownership limits and the restrictions described in clauses (iii) and (iv) above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

Our board of directors may increase or decrease the Common Stock ownership limit and/or the aggregate stock ownership limit so long as the change would not result in five or fewer persons beneficially owning more than 49.9% in value of our outstanding stock. Any decrease in the Common Stock ownership limit and/or the aggregate stock ownership limit shall not apply to any person whose percentage ownership of stock is in excess of the decreased ownership limits until such time as such person’s percentage ownership of stock equals or falls below the decreased ownership limits. Absent an exemption from the ownership limits, any further acquisition of shares of our stock by such person will be in violation of the ownership limits unless and until such person’s percentage ownership of stock falls below the ownership limit (in which case such person may acquire shares up to such ownership limits).

Pursuant to our Charter, if any transfer of our shares of stock occurs that, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above ownership limitations or restrictions on transfer, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the ownership limitations or restrictions on transfer (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be null and void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of stock held in the charitable trust, and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any distributions held by the trustee will be paid to the charitable beneficiary.

All certificates, if any, representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each of our stockholders, whether or not an owner of 5% or more of our stock, must upon demand provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure our compliance with the ownership restrictions in our charter.

Anti-Takeover Effects of Certain Provisions of Our Charter and Bylaws

Certain provisions of our Charter and Bylaws, as well as certain Maryland law provisions, could make a change in our control more difficult by means of a tender offer, a proxy contest or otherwise. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and management and in the policies formulated by the board of directors and to discourage an unsolicited takeover, if the board of directors determines that such takeover is not in our best interests and our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management, even if some or a majority of our shareholders deemed such an attempt to be in their best interests, including those attempts that might result in a premium over the then-current market price for the shares held by stockholders.

For more information on these provisions, see the sections titled “Where You Can Find More Information” and “Information Incorporated by Reference.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is BNY Mellon Trust Company, N.A.

Listing

Shares of our Common Stock are listed on the NYSE under the symbol “WPC.”

SECURITIES WE MAY OFFER

We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material U.S. federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold from time to time.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Shares of Common Stock

We may sell our Common Stock. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock

We may sell our preferred stock in one or more class or series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will list the preferred stock on a securities exchange and any other specific terms of the class or series of preferred stock.

Senior Notes and Subordinated Notes

Our notes, including senior notes and subordinated notes, may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the notes.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our senior notes, subordinated notes, Common Stock or preferred stock.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Debt Warrants and Equity Warrants

We may sell warrants to purchase our senior notes, subordinated notes, Common Stock, our preferred stock or units. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax considerations of an investment in W. P. Carey Inc. common stock. For purposes of this section, references to “we,” “our” and “us” mean only the Registrant and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. This summary is for general information only and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules and investors are urged to consult with a tax advisor about the federal income tax and other tax consequences of our qualification and taxation as a REIT.

Taxation of W. P. Carey Inc.

We expect to be taxed as a REIT commencing with our 2012 taxable year. We believe that we have been organized and operate in such a manner as to qualify for taxation as a REIT.

We expect our REIT election to be effective from February 15, 2012, the date of incorporation of the Registrant. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will qualify as a REIT for any particular year. Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below. While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future.

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate and distribute currently is taxed only at the shareholder level upon distribution to our shareholders.

For tax years through 2012, most domestic shareholders that are individuals, trusts or estates are taxed on regular corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income.

Any net operating losses and other tax attributes of ours generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize.

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we would be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts of income from the taxable year we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below.

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT and is taxable under subchapter C of the Code in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•

The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are taxable as subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;
2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
5.	the beneficial ownership of which is held by 100 or more persons;
6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and
7.	which meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. In our case, we intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2012. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Department of Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our taxable year-end, and thereby satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Subsidiary Entities

Ownership of partnership interests

If we are a partner in an entity that is treated as a partnership for federal income tax purposes, U.S. Department of Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded subsidiaries

If we own a corporate subsidiary that is a QRS, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A QRS is any corporation, other than a TRS (as described below), that is directly or indirectly (through other disregarded entities) wholly owned by a REIT. Other entities that are wholly owned by us, including single member, domestic limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation.

REIT subsidiaries

Some of our subsidiaries may also be taxable as REITs. Provided such entities qualify as REITs under the Code, our equity in such entities will be a qualifying REIT asset under the quarterly REIT asset tests described below, and any dividends and/or gain on disposition of such equity will be qualifying REIT gross income under both the 75% and 95% gross income tests discussed below.

Taxable REIT subsidiaries

We will jointly elect with certain of our U.S. and non-U.S. subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as TRSs. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not generally treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income, gain, or return of capital, as applicable. This treatment can affect our income and asset test calculations, as described below. Because we do not generally include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we will use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets (including REIT shares), as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., generally income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. For purposes of either one or both of the 75% and 95% gross income tests, two categories of foreign currency gain may be excluded from gross income: “real estate foreign exchange gain” and “passive foreign exchange gain.” Real estate foreign exchange gain is not treated as gross income for purposes of both the 75% and 95% gross income tests. Real estate foreign exchange gain includes gain derived from certain qualified business units of the REIT and foreign currency gain attributable to (i) qualifying income under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, or (iii) being an obligor on an obligation secured by mortgages on real property or on interests in real property. In addition, passive foreign exchange gain is not treated as gross income for purposes of the 95% gross income test only. Passive foreign exchange gain includes real estate foreign exchange gain and foreign currency gain attributable to (i) qualifying income under the 95% gross income test, (ii) the acquisition or ownership of obligations, or (iii) being the obligor on obligations and that, in the case of (ii) and (iii), does not fall within the scope of the real estate foreign exchange definition. In all cases, we intend that any foreign currency transactions will be structured in a manner that will not jeopardize our status as a REIT. No assurance can be given that any foreign currency gains that we recognize directly or though pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent generally must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue and that meets certain other requirements or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the income from such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such dividends will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with U.S. Department of Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above, even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s “securities” (defined to exclude “real estate assets”) that we own (other than a TRS or QRS) may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 10% asset tests do not apply to securities of TRSs and QRSs and the 10% asset test by value does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test by value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code, as well as our equity interest in the partnership, if any.

Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset test by value, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test by value, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We believe that our holdings of securities and other assets comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor of Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor, qualify as “straight debt” securities or qualify for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

Some of our assets will consist of goodwill. We do not expect the value of any such goodwill to be significant, and, in any event, to negatively impact our compliance with the REIT asset tests.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(1)	the sum of

(i)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(ii)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(2)	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for dividends to provide a tax deduction for us, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain distributions that we designated and that they include in their taxable income, and (2) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior REIT tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions” below.

If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, and (ii) the amounts of income for the taxable year we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in a real estate mortgage investment conduit or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of stock or other property.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to shareholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct dividends to shareholders in any year in which we do not qualify to be taxed as a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at qualified dividend rates (through 2012). In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Sale-Leaseback Transactions

Our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner, such as a financing arrangement or loan for federal income tax purposes. Even if our sale-lease backs are treated as secured loans, for purposes of the REIT asset tests and the 75% gross income test, each “loan” would likely be considered to be collateralized by real property to the extent of the fair market value of the underlying property. As a result, we believe that we would continue to meet the REIT assets tests and gross income tests. However, other tax attributes associated with the ownership of the real property—principally depreciation—would not be available. The recharacterization of one or more of these transactions might cause us to fail to satisfy the REIT asset tests or gross income tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swaps, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by U.S. Department of Treasury Regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Department of Treasury Regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Definitions—In this section, the phrase “domestic shareholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our common stock.

Distributions—So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2012) for qualified dividends received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	qualified dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of shareholders that are individuals, trusts and estates, and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions do not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of our stock—In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2012) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2012) if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Department of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that may not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly.

Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive activity losses and investment interest limitations—Distributions that we make and gain arising from the sale or exchange by a domestic shareholder of our stock will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our stock. If we make dividends to non-corporate domestic shareholders, the dividends will be treated as investment income for purposes of computing the investment interest limitation. However, net capital gain from the disposition of our stock (or distributions treated as such), capital gain dividends and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the domestic shareholder elects to treat such amounts as ordinary income for federal income tax purposes.

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010, which requires certain domestic shareholders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. Domestic shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Non-U.S. Holders

The following is a summary of certain federal income and estate tax consequences of the ownership and disposition of our stock applicable to certain non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation or partnership (or entity treated as a corporation or partnership for federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for federal income tax purposes regardless of its source; or

•

a trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of federal income and estate taxation.

Ordinary dividends—The portion of distributions received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. We generally plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the non-U.S. holder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by IRS guidance, we intend to notify our shareholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Subject to the discussion below, in general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-dividend distributions—Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the shareholder’s proportionate share of our earnings and profits, plus (2) the shareholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital gain distributions—Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or “USRPI capital gains,” will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend, if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. Our shares of common stock have been approved for listing on the NYSE under the symbol “WPC.”

Dispositions of our stock—Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock could be treated as a USRPI if 50% or more of our assets at any time during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor we expect to meet this 50% test.

Even if the foregoing 50% test is met, however, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable U.S. Department of Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Wash sales—In general, special wash sale rules apply if a shareholder owning more than 5% of our common stock avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our common stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our common stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. holders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. holders.

Estate tax—If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

New legislation relating to foreign accounts.

Withholding taxes may be imposed on certain types of payments made to “foreign financial institutions” and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends and interest on, and gross proceeds from the sale or other disposition of, capital stock or debt securities paid to a foreign financial institution (including payments received on behalf of a U.S. shareholder) or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012 (other than interest payments made on certain debt securities), the IRS has issued Proposed Treasury Regulations providing that the withholding provisions described above would apply to payments of dividends on our common stock or interest on our debt securities made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock or debt securities on or after January 1, 2015. Prospective investors should consult their tax advisors regarding these withholding provisions, including this recent IRS guidance.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt employee pension trust do not automatically constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our stock as “debt financed property” within the meaning of the Code (e.g., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock by value could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a “pension-held REIT.”

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding and Information Reporting

We will report to our domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s federal income tax liability provided the required information is furnished to the IRS.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

Recent Legislation—Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or are properly designated by the REIT as “capital gain dividends.” The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2012, at which time the 15% capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We own real property assets located in numerous jurisdictions, and will be required to file tax returns in some of those jurisdictions. Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to shareholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

VALIDITY OF SECURITIES

DLA Piper LLP (US) will pass upon certain legal matters relating to the issuance and sale of the securities on behalf of W. P. Carey Inc.

EXPERTS

The financial statements and financial statement schedule of W. P. Carey & Co. LLC incorporated in this Prospectus by reference to W.P. Carey Inc.’s Current Report on Form 8-K dated October 19, 2012 and management’s assessment of effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of W. P. Carey & Co. LLC for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of CPA®:15 incorporated in this Prospectus by reference to W. P. Carey Inc.’s Current Report on Form 8-K dated October 19, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and financial statement schedules of CPA®:16 – Global incorporated in this Prospectus, which are incorporated by reference in W.P. Carey & Co. LLC’s Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.